Exhibit 10.30

GOVERNANCE AGREEMENT

by and between

MRC GLOBAL INC.

and

PVF HOLDINGS LLC

Dated as of             , 2012

GOVERNANCE AGREEMENT

This GOVERNANCE AGREEMENT (as it may be amended from time to time in accordance with the terms hereof, this “Agreement”), is entered into as of [•], 2012, by and between MRC Global Inc., a Delaware corporation (the “Company”) and PVF Holdings LLC, a Delaware limited liability company (“PVF”).

R E C I T A L S:

WHEREAS, as of the date hereof, PVF owns approximately [    ]% of the issued and outstanding shares of Common Stock and controls the Company;

WHEREAS, the Company is proposing to effect an initial public offering (the “IPO”) of its common stock, par value $0.01 per share (the “Common Stock”), and the consummation of the IPO (including necessary amendments to the Company’s governing documents in connection therewith) is subject to the approval of PVF;

WHEREAS, immediately after completion of the IPO, it is expected that PVF’s ownership interest in the Common Stock will be significantly diluted, and PVF is willing to incur such dilution;

WHEREAS, the parties hereto expect that the IPO will result in significant benefits for the Company and its stockholders, including the following:

(i) the Company will have greater ability to access the capital markets;

(ii) the Company will have increased visibility with its customers, suppliers, the financial community and the public in general; and

(iii) the Company’s stockholders will have increased liquidity through their ability to sell shares through the public markets.

WHEREAS, in consideration of the foregoing, the Company desires to effect the IPO, and PVF desires to consent to the IPO, subject to PVF’s retaining the rights set forth in this Agreement and the Governing Documents (as defined below); and

WHEREAS, in order to induce PVF to consent to the IPO and in consideration of the foregoing, the Company and PVF desire to enter into this Agreement on the terms and conditions set forth herein to set forth certain of their rights and obligations with respect to the corporate governance of the Company on and following the date of the closing of the IPO (the “Closing Date”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. Capitalized terms used herein shall have the following meanings:

“Affiliate” means, with respect to a specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, it is understood and agreed that, for purposes hereof, none of the Company or any of its Subsidiaries shall be deemed to be an Affiliate of PVF or any other Goldman Sachs Entity.

“Agreement” shall have the meaning set forth in the Preamble.

“beneficially own” or “beneficial ownership” shall have the meaning ascribed to such terms in Rule 13d-3 under the Securities Exchange Act of 1934, as amended or modified from time to time.

“Board” shall mean the board of directors of the Company.

“Closing Date” shall have the meaning set forth in the Recitals.

“Common Stock” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the Preamble.

“Designated Director” means any Director designated for nomination to the Board by PVF pursuant to Section 3.1.

“Director” means a member of the Board.

“Goldman Sachs” means all of the Goldman Sachs Entities, taken together.

“Goldman Sachs Entity” means any of The Goldman Sachs Group, Inc. or its Affiliates, including Goldman, Sachs & Co., GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V GmbH & Co. KG, GS Capital Partners V Institutional, L.P., GS Capital Partners VI Fund, L.P., GS Capital Partners VI Offshore Fund, L.P., GS Capital Partners VI Parallel, L.P. and GS Capital Partners VI GmbH & Co. KG.

“Governing Documents” means the certificate of incorporation and the by-laws of the Company, each as amended or modified from time to time in accordance with their terms and applicable Law.

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) U.S. or other federal, state, local, municipal or foreign government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“IPO” shall have the meaning set forth in the Recitals.

“Law” means any applicable constitutional provision, statute, act, code, law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority and shall include, for the avoidance of any doubt, the General Corporation Law of the State of Delaware and the listing or other standards of any applicable stock exchange.

“NYSE” means the New York Stock Exchange.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any government or agency or political subdivision thereof.

“SEC” means the U.S. Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any direct or indirect subsidiary of such Person or any Person that is consolidated with such Person for accounting purposes.

SECTION 1.2 Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter forms and the singular form of words shall include the plural and vice versa. All references to Articles and Sections refer to articles and sections of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

The Company hereby represents and warrants to PVF, and PVF hereby represents and warrants to the Company that as of the date of this Agreement:

SECTION 2.1 Existence; Authority; Enforceability. Such party has the power and authority to enter into this Agreement and to carry out its obligations hereunder. Such party is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated hereby, have been authorized by all necessary corporate, partnership, limited liability company or similar action, as the case may be, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms.

SECTION 2.2 Absence of Conflicts. The execution and delivery by such party of this Agreement and the performance of its obligations hereunder does not and will not (a) conflict with, or result in the breach of any provision of the constitutive documents of such party; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such party is a party or by which such party’s assets or operations are bound or affected; or (c) violate any Law applicable to such party.

SECTION 2.3 Consents. Other than any consents which have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party in connection with (a) the execution, delivery or performance of this Agreement or (b) the consummation of any of the transactions contemplated hereby.

ARTICLE III

GOVERNANCE

SECTION 3.1 Board of Directors.

(a) Following the Closing Date, for so long as PVF beneficially owns in the aggregate at least 15% of the outstanding shares of Common Stock, PVF shall have the right, but not the obligation, to nominate to the Board a number of Directors equal to the product of (i) the percentage of the total outstanding shares of Common Stock beneficially owned by PVF multiplied by (ii) the total number of Directors comprising the Board. In the event that the calculation in the immediately preceding sentence results in PVF having the right to nominate a non-whole number of designees, then the number of designees that PVF has a right to nominate pursuant to this Section 3.1(a) shall be rounded up to the nearest whole number. In the event that PVF has nominated less than the total number of designees that PVF is entitled to nominate pursuant to this Section 3.1(a), PVF shall have the right, at any time, to nominate such additional designees to which it is entitled, in which case, the Directors and the Company shall take all necessary actions to (x) increase the size of the Board as required to enable PVF to so nominate such additional designees and (y) designate such additional designees nominated by PVF to fill such newly-created vacancies.

(b) Any Designated Director may be removed (with or without cause) from time to time and at any time by PVF upon notice to the Company, and may otherwise only be removed pursuant to the Governing Documents. Any replacement designee thereof may only be nominated by PVF.

(c) In the event that a vacancy is created at any time by the death, disability, retirement or resignation of any Designated Director, the remaining Directors and the Company shall cause the vacancy created thereby to be filled by a new designee of PVF as soon as possible, and the Company agrees to take, at any time and from time to time, all actions necessary to accomplish the same.

(d) The Company agrees to include in the slate of nominees recommended by the Board the persons designated pursuant to this Section 3.1 and to use its best efforts to cause the election of each such designees to the Board, including nominating such individuals to be elected as Directors as provided herein.

(e) Beginning on the date that is one year after the date that the Company ceases to qualify as a “controlled company” under NYSE rules, PVF shall, if necessary, and only if all Directors on the Board other than the Designated Directors qualify as “independent directors” under the applicable NYSE independence rules, cause a sufficient number of the Designated Directors to qualify as “independent directors” under NYSE rules to ensure that the Board complies with applicable NYSE independence rules.

(f) The Company shall reimburse the Designated Directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses, in accordance with the Company’s policies relating to director expense reimbursement.

(g) The Company shall obtain customary director and officer indemnity insurance on commercially reasonable terms and the terms of such insurance shall be reasonably acceptable to PVF for so long as PVF is entitled to nominate at least one director for election to the Board pursuant to this Section 3.1.

(h) Notwithstanding anything in this Agreement to the contrary, nothing in Section 3.1(a)-(d) shall require the Company to take any action, or refrain from taking any action, to the extent that the Board shall have determined in good faith, based on written advice from its outside legal counsel, that such action or failure to take such action, as the case may be, would be inconsistent with its fiduciary duties under applicable Law.

SECTION 3.2 Other Board Matters. If, for any reason, any of the nominees designated by PVF pursuant to Section 3.1(a) are not elected to the Board by the stockholders of the Company, the Company shall, after receiving notice from PVF as to the identity of a representative of PVF, (i) permit such representative to attend all Board meetings (other than meetings solely of the independent Directors) as an observer; (ii) provide such representative advance notice of each such meeting, including such meeting’s time and place, at the same time and in the same manner as such notice is provided to the members of the Board; (iii) provide such representative with copies of all materials, including notices, minutes and consents, distributed to the members of the Board at the same time as such materials are distributed to such Board and shall permit such representative to have the same access to information concerning the business and operations of the Company as such representative would have had as a Designated Director; and (iv) on a basis consistent with the members of the Board, permit such representative to discuss the affairs, finances and accounts of the Company with, and to make proposals and furnish advice with respect thereto, the Board, without voting; provided, in each case, that such representative agrees in writing to maintain the confidentiality of all materials and information provided to him or her pursuant to this Section 3.2 and to return to the Company all such materials and information at such time as such representative ceases to act as a representative pursuant to this Section 3.2.

ARTICLE IV

BUSINESS OPPORTUNITIES

SECTION 4.1 Business Opportunities. To the fullest extent permitted by applicable Law, the Company, on behalf of itself and its Subsidiaries, renounces any interest or expectancy of the Company and its Subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any Goldman Sachs Entity or any of their respective officers, directors, agents, stockholders, members or partners, even if the opportunity is one that the Company or its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and such Person shall have no duty to communicate or offer such corporate opportunity to the Company or any of its Subsidiaries and, to the fullest extent permitted by applicable Law, shall not be liable to the Company or any of its Subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Person pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or its Subsidiaries unless, in the case of any such person who is a director or officer of the Company, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Company.

ARTICLE V

GENERAL PROVISIONS

SECTION 5.1 Benefit. The rights and obligations hereunder of the parties hereto shall not be assignable by any party hereto without the prior written consent of the other parties hereto, provided that PVF shall have the right to assign this Agreement and/or any of its rights and/or obligations hereunder at any time to one or more other Goldman Sachs Entities without the prior written consent of the Company. In the event of such an assignment to one or more Goldman Sachs Entities, the beneficial ownership thresholds herein applicable to PVF shall be applicable to Goldman Sachs, and otherwise all references to PVF hereunder shall be deemed to be references to the Goldman Sachs Entity or Goldman Sachs Entities to which such assignment was made. Such assignment must be in writing. Upon any such assignment to one or more Goldman Sachs Entities, upon the request of the Goldman Sachs Entities, the Company will enter into a Management Rights Agreement with GS Capital Partners V Institutional, L.P. and GS Capital Partners VI Parallel, L.P., and/or any other Goldman Sachs Entity designated by the Goldman Sachs Entities, substantially in the form attached hereto as Exhibit A. Any assignment of rights or obligations in violation of this Section 5.1 shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

SECTION 5.2 Notice of Decrease in Ownership; Calculation of Outstanding Shares. If PVF effects a sale, distribution or other transfer of the shares of Common Stock that it beneficially owns, the result of which causes any conditions or rights contained in this Agreement or the Governing Documents that are based upon the percentage or proportion of the total outstanding shares of Common Stock beneficially owned by PVF to not be met, PVF shall, promptly after such decrease in beneficial ownership, notify the Company of the decrease. For purposes of calculating the percentage of the outstanding shares of Common Stock that it beneficially owns at any time, PVF shall be entitled to rely upon the total number of outstanding shares of Common Stock disclosed in the Company’s latest annual report on Form 10-K or quarterly report on Form 10-Q, in each case filed with the SEC.

SECTION 5.3 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein.

SECTION 5.4 Notices.

(a) All notices, requests or consents provided for or required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered, telecopied and confirmed, or mailed by certified mail, return receipt requested, or nationally recognized overnight delivery service with proof of receipt maintained, at the following addresses (or any other address that any such party may designate by written notice to the other parties):

(i) if to PVF:

PVF Holdings LLC

c/o GS Capital Partners V Fund, L.P.

200 West Street

New York, New York 10282

Attention: Jack Daly

Fax: (212) 357-5505

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Robert C. Schwenkel, Esq.

Fax: (212) 859-4000

(ii) if to the Company:

MRC Global Inc.

2 Houston Center

909 Fannin, Suite 3100

Houston, TX 77010-1011

Attention: Dan Churay

Fax: (866) 778-9401

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Robert C. Schwenkel, Esq.

Fax: (212) 859-4000

All such notices, requests, demands, waivers and other communications shall be deemed to have been received by (w) if by personal delivery, on the day delivered, (x) if by certified or registered mail, on the fifth business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by fax, on the day delivered; provided that such delivery is confirmed.

SECTION 5.5 Further Assurances. The parties hereto will sign such further documents and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof.

SECTION 5.6 Marketing Materials. The Company grants PVF and its Affiliates permission to use the Company’s name and logo in their marketing materials. PVF or its Affiliate, as applicable, shall include a trademark attribution notice giving notice of the Company’s ownership of its trademarks in the marketing materials in which the Company’s name and logo appear.

SECTION 5.7 Notice of Events. The Company shall notify PVF, on a reasonably current basis, of any events, discussions, notices or changes with respect to any criminal or regulatory investigation or action involving the Company or any of its Subsidiaries, and shall reasonably cooperate with PVF and its Affiliates in efforts to mitigate any adverse consequences to PVF or its Affiliates which may arise (including by coordinating and providing assistance in meeting with regulators).

SECTION 5.8 Third Parties. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto (other than the Goldman Sachs Entities (other than PVF), who shall be considered express third party beneficiaries of this Agreement and shall have the legal and equitable right to enforce a remedy or claim under or in respect of this Agreement and any covenants, conditions or provisions contained herein).

SECTION 5.9 Governing Law. This Agreement shall be governed by and construed in accordance with, the Laws of the State of Delaware, without giving effect to any conflict of laws principles thereof that would require the application of the Laws of another jurisdiction.

SECTION 5.10 Jurisdiction. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties hereto unconditionally accepts the non-exclusive jurisdiction and venue of the Delaware Court of Chancery (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the parties hereto agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by Law, service of process may be made by delivery provided pursuant to the directions in Section 5.4. EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

SECTION 5.11 Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of bond.

SECTION 5.12 Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable such provision shall be construed by limiting it so as to be valid, legal and enforceable to the maximum extent provided by Law and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 5.13 Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

SECTION 5.14 Waiver. No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is expressly made in writing and executed and delivered by the party against whom such waiver is claimed. Waiver by any party hereto of any breach by any other party of any of the terms of this Agreement shall not operate as a waiver of any other breach, whether similar to or different from the breach waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by any party to assert its or his or her rights hereunder on any occasion or series of occasions.

SECTION 5.15 Amendments. This Agreement may not be amended, modified or supplemented except by a written instrument signed by the parties hereto.

SECTION 5.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

SECTION 5.17 Effectiveness. This Agreement shall become effective upon the Closing Date.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MRC GLOBAL INC.

By:
Name:
Title:

PVF HOLDINGS LLC

By:
Name:
Title:

[Signature Page to Governance Agreement]